Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS FIRST QUARTER 2016 RESULTS

AMERICAN FORK, UTAH, April 27, 2016 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the quarter ended March 31, 2016.

Consolidated net income for the quarter ended March 31, 2016 was $5.2 million compared to $4.9 million in the fourth quarter of 2015 and $4.8 million for the first quarter of 2015, an increase of 7.3% and 9.3%, respectively. Diluted earnings per share was $0.29 compared to $0.27 in the fourth quarter of 2015 and $0.31 for the first quarter in 2015. Diluted earnings per share for the first quarter of 2016 and the fourth quarter of 2015 includes the impact of the increased shares issued in the June 2015 initial public offering.

“We are pleased with our operating results for the first quarter of 2016 compared to the fourth quarter of 2015.  Our current quarter’s diluted earnings per share, return on average equity and return on average assets also increased compared to the prior quarter. We are also pleased with our overall loan growth of over 11% year-over-year, the improvement in our net interest margin to 4.58% and our efficiency ratio of below 60% for the quarter.” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights of the First Quarter of 2016

•	Net income of $5.2 million and diluted earnings per share of $0.29.
•	Declared a quarterly dividend of $0.07 per share.
•	Net interest margin increased to 4.58%.
•	Return on average equity increased to 9.88%.
•	Return on average assets increased to 1.36%.
•	Efficiency ratio improved to 59.30%.
•	Loans held for investment at quarter-end grew 11.9% year-over-year.
•	Deposits at quarter-end grew 7.4% year over year.

Earnings Summary

Net income for the first quarter of 2016 of $5.2 million compared to $4.9 million in the fourth quarter of 2015 was impacted by the following factors: (a) higher net interest income of $0.3 million, (b) a decline in non-interest expense of $0.5 million, and (c) an increase in income tax expense of $0.4 million. These factors contributed to diluted earnings per share increasing to $0.29 per share in the first quarter of 2016 compared to $0.27 per share in the fourth quarter of 2015.

Net income for the first quarter of 2016 of $5.2 million compared to $4.8 million in the first quarter of 2015 was impacted by the following factors: (a) higher net interest income of $2.2 million, (b) a decline in non-interest income of $0.4 million, (c) an increase in non-interest expense of $0.9 million, and (d) an increase in income tax expense of $0.4 million. Additionally, weighted-average shares increased by 2.9 million shares or 19.4% during the first quarter of 2016 compared to the comparable quarter in 2015 resulting primarily from our initial public offering in June 2015.  These factors, principally the increase in weighted-average shares, contributed to diluted earnings per share of $0.29 per share in the first quarter of 2016 compared to $0.31 per share in the first quarter of 2015.

Return on average assets for the quarter ended March 31, 2016 was 1.36% compared to 1.24% in the fourth quarter of 2015. Return on average equity for first quarter of 2016 was 9.88% compared to 9.27% in the fourth quarter of 2015.

Net Interest Income and Margin

Net interest income for the first quarter of 2016 increased $0.3 million compared to the fourth quarter of 2015, primarily due to an increase in loans held for investment of $22.2 million and higher yields on investment securities resulting in a higher net interest margin of 4.58% in the current quarter compared to 4.43% in fourth quarter of 2015.

Net interest income for the first quarter of 2016 increased $2.2 million compared to the comparable quarter of 2015, primarily due to an increase in loans held for investment of $113.8 million and higher loan yields resulting in the higher net interest margin of 4.58% in the current quarter compared to 4.42% in first quarter of 2015.

Provision for Loan Losses

The provision for loan losses for the first quarter of 2016 was flat compared to the fourth quarter in 2015 and $50,000 higher than the first quarter of 2015.  We continued to see improved credit quality statistics with minimal net charge-offs and improvement in the non-performing assets for the quarter ended March 31, 2016.

Non-interest Income

Non-interest income for the first quarter of 2016 was flat compared to the fourth quarter of 2015 and declined by 9.19% compared to the first quarter of 2015 primarily due to a decrease in service charge and other operating income. The Company has experienced higher mortgage banking income and residential mortgage loan volumes compared to prior years; however, this growth may not continue in future periods because the mortgage banking business has historically been a cyclical business.

Non-interest Expense

Non-interest expense for the first quarter of 2016 declined by $0.5 million or 3.9% compared to the fourth quarter of 2015 and increased by $0.9 million or 8.2% compared to the first quarter of 2015.  The decline in non-interest expense in the first quarter of 2016 compared to the fourth quarter 2015 was primarily related to costs of becoming a public company, merging of the bank charters and higher employee benefit costs in the fourth quarter of 2015.  The increase in the first quarter 2016 compared to the comparable quarter in 2015 is primarily from higher salaries and benefits of $0.7 million and various other expenses of $0.2 million, including expenses related to higher card processing costs. The increase in salaries and benefits is primarily due to annual salary increases, higher payroll tax and medical benefits, new hires related to the expansion of our leasing division, and variable compensation costs to support our balance sheet and income growth.

Our efficiency ratio for the first quarter of 2016 improved to 59.30% compared to 62.48% in the fourth quarter of 2015 and 60.18% in the first quarter of 2015. While we continue to focus on improving our efficiency ratio, the ratio could be impacted by investments in new branches which we hope to open in 2016 and early 2017, and the expansion of the leasing division. Since 2012 our leasing division has purchased lease paper from other originators.  We are expanding our leasing division to begin originating leases, and we plan to hire additional staff and incur expenses to accommodate the expansion.  We anticipate modest growth in 2016 from our current portfolio.

Income Tax Provision

The effective tax rate for the first quarter of 2016 was 35.5% compared to 33.8% for the fourth quarter of 2015 and 34.0% in the first quarter of 2015. The tax rate in 2016 is higher than 2015 due primarily to a one-time tax credit of approximately $400,000 in 2015.

Loans and Credit Quality

Loans held for investment in the first quarter of 2016 increased 11.9% year-over-year and 2.1% from December 31, 2015.  Average loans grew $112.1 million to $1.06 billion from the first quarter of 2015 to the first quarter of 2016.

Non-performing loans declined to $5.2 million as of March 31, 2016 compared to $7.4 million as of year-end 2015 and $6.3 million as of the first quarter of 2015. As of March 31, 2016, the ratio of non-performing assets to total assets was 0.37% compared to 0.51% as of the December 31, 2015 and 0.56% as of March 31, 2015. The allowance for loan losses to loans was 1.45% as of March 31, 2016 and December 31, 2015 and 1.57% as of March 31, 2015.

Investment Securities

Investment securities at March 31, 2016 declined by 5.2% to $377.9 million compared to $398.6 million at year-end 2015 to partially fund loan growth; and increased 18.0% from $320.4 million at March 31, 2015 primarily from the investment of net proceeds received from the Company’s initial public offering and the year-over-year growth in deposits.

Deposits and Liabilities

Total deposits at the end of the first quarter of 2016 were $1.32 billion compared to $1.31 billion at December 31, 2015 and $1.23 billion at March 31, 2015. Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 30.8% of total deposits as of March 31, 2016 compared to 31.2% as of December 31, 2015 and 28.2% as of March 31, 2015. Short-term borrowings declined from $27.2 million at December 31, 2015 to $2.5 million at March 31, 2016.

Shareholders’ Equity

Shareholders’ equity increased to $215.4 million at March 31, 2016 compared to $209.4 million as of year-end 2015 and $163.5 million at March 31, 2015. The increase resulted primarily from (i) the successful initial public offering of 2.66 million common shares in June 2015, which provided net proceeds after offering expenses of $34.9 million, and (ii) net income during the intervening periods net of cash dividends paid to shareholders.

Dividend

As previously announced on April 20, 2016, the Board of Directors declared a quarterly cash dividend of $0.07 per share. The dividend will be payable to shareholders of record on May 2, 2016 and paid on May 12, 2016. The dividend payout ratio for earnings for the quarter ended March 31, 2016 was 23.7%.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the first quarter of 2016 at 11:00 a.m. Eastern time on Thursday,

April 28, 2016. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 8242498.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub160428

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until May 31, 2016. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.  These forward-looking statements include, but are not limited to, (i) statements concerning our plan to hire additional staff and incur expenses to accommodate the expansion of our leasing portfolio, and (ii) our belief that we will have modest growth in 2016 in our leasing portfolio.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two banking divisions, Bank of American Fork and Lewiston State Bank and one leasing division, GrowthFunding Equipment Finance. The Company has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

(1)	Tier 1 leverage capital and Total risk-based capital as of March 31, 2016 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)	Represents the sum of non-interest expense less merger costs all divided by the sum of net interest income and non-interest income. There were no merger costs in any period during 2015 and 2016.
(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $654,000, $679,000 and $752,000 at March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

March 31, 2016	December 31, 2015	March 31, 2015
ASSETS			
Cash and due from banks	$ 20,973	$ 19,745	$ 18,790
Interest bearing deposits	20,434	20,428	57,839
Federal funds sold	5,488	2,176	3,449
Total cash and cash equivalents	46,895	42,349	80,078
Investment securities:			
Available for sale, at fair value	313,641	332,736	281,854
Held to maturity, at historical cost	64,272	65,882	38,496
Total investment securities	377,913	398,618	320,350
Non-marketable equity securities	1,827	2,244	2,600
Loans held for sale	13,123	17,947	16,397
Loans:			
Loans held for investment	1,070,146	1,047,975	956,335
Less allowance for loan losses	(15,723)	(15,557)	(15,297)
Total loans held for investment, net	1,054,423	1,032,418	941,038
Premises and equipment, net	22,027	22,104	22,036
Accrued interest receivable	5,826	5,767	5,315
Deferred income tax assets	7,753	8,606	7,190
Other real estate owned	644	568	1,598
Bank-owned life insurance	19,308	19,170	6,703
Other assets	5,933	6,191	5,792
Total assets	$ 1,555,672	$ 1,555,982	$ 1,409,097
LIABILITIES AND SHAREHOLDERS' EQUITY			
Deposits:			
Non-interest bearing deposits	$ 407,849	$ 408,508	$ 347,965
Interest bearing deposits	916,467	900,677	885,497
Total deposits	1,324,316	1,309,185	1,233,462
Short-term borrowings	2,549	27,204	2,122
Accrued interest payable	309	314	329
Other liabilities	13,116	9,871	9,682
Total liabilities	1,340,290	1,346,574	1,245,595
Commitments and contingencies			
Shareholders' equity:			
Preferred shares, $0.01 par value	-	-	-
Common shares, $0.01 par value	177	176	148
Additional paid-in capital	67,924	67,338	31,331
Retained earnings	146,233	142,223	130,393
Accumulated other comprehensive income (loss)	1,048	(329)	1,630
Total shareholders' equity	215,382	209,408	163,502
Total liabilities and shareholders' equity	$ 1,555,672	$ 1,555,982	$ 1,409,097
Common shares outstanding	17,715,348	17,567,154	14,775,721

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

(1)	Excludes average unrealized gains of $726,000 and $1.7 million for the three months ended March 31, 2016 and 2015, respectively.
(2)	Includes tax effect on tax-exempt investment security income of $238,000 and $140,000 for the three months ended March 31, 2016 and 2015, respectively.
(3)	Loan interest income includes loan fees of $1.3 million and $982,000 for the three months ended March 31, 2016 and 2015, respectively.
(4)	Excludes average non-accrual loans of $6.3 million and $7.1 million for the three months ended March 31, 2016 and 2015, respectively.